Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-4 (No. 333-282627) and related prospectus of First Majestic Silver Corp. and related Proxy Statement of Gatos Silver, Inc. (the “Company”) and to the incorporation by reference therein of our reports (a) dated February 20, 2024 (except for the effects of the restatements disclosed in Note 3, and Notes 11 and 16 of the consolidated financial statements, as to which the date is May 6, 2024) with respect to the consolidated financial statements of the Company, and (b) dated February 20, 2024, with respect to the combined financial statements of Los Gatos Joint Venture, both included in the Company’s Annual Report (Form 10-K/A) filed on May 6, 2024 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants,

Licensed Public Accountants

Toronto, Canada

November 15, 2024